Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Homie Recipes, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated July 30, 2012 on the balance sheet of Homie Recipes, Inc. as at June 30, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from June 22, 2012 (date of inception) through June 30, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statemen

RONALD R. CHADWICK, P.C.
Aurora, Colorado
August 14, 2012	Ronald R. Chadwick, P.C.

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